-Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO Files Annual Report on Form 10-K

•	Internal Review of Distribution Operation is Complete

•	PETCO Also Files First Quarter 2005 Form 10-Q

SAN DIEGO—June 28, 2005 — PETCO Animal Supplies, Inc. (NASDAQ: PETCE) today announced that it has filed with the Securities and Exchange Commission its annual report on Form 10-K for the fiscal year ended January 29, 2005, as well as its quarterly report on Form 10-Q for the first quarter of fiscal 2005.

The fourth quarter and fiscal year 2004 audited results reflect the following changes:

•	An after-tax charge of $3.6 million, or $0.06 per diluted share, related to the conclusions of an internal review. As previously announced on April 15, 2005, subsequent to the Company’s March 10, 2005 earnings release, PETCO discovered within its Distribution Operation instances of errors in which certain expenses were under-accrued. Upon identification of these errors, the Company commenced a comprehensive internal review, which is now complete. The internal review concluded that the errors were limited to the Distribution Operation. In addition, the internal review confirmed that a restatement of prior financial statements would not be necessary.

•	An income tax benefit of $2.3 million, or $0.04 per diluted share, reflecting a one-time favorable adjustment of an income tax accrual. Subsequent to the Company’s March 10, 2005 earnings release, PETCO identified a one-time favorable adjustment of an income tax accrual related to certain franchise taxes. This favorable income tax adjustment has been recorded in the fourth quarter of fiscal 2004.

Reflecting these adjustments, net earnings in fiscal 2004 were $82.4 million, or $1.41 per diluted share. Pro forma net earnings for fiscal 2004, as adjusted, were $84.9 million, or $1.45 per diluted share, excluding the one-time income tax benefit, compared to pro forma net earnings previously reported on March 10, 2005 of $88.6 million, or $1.51 per diluted share.

In the following pages of this news release, PETCO provides tables illustrating its condensed consolidated statements of operations and balance sheet, with comparisons of results “as reported” on March 10, 2005 with the “as adjusted” results reported today, on both a GAAP and pro forma basis, for the fourth quarter and full fiscal year ended January 29, 2005.

“We are pleased to file our Form 10-K, which represents the final step in a process that included a comprehensive internal review,” commented PETCO’s Chief Executive Officer, James M. Myers. “While it was very disappointing to identify a control deficiency in any part of our Company, it is important to note that the comprehensive review, which included the participation of independent, external experts, concluded that the errors in under-accruals were limited to our Distribution Operation. We acted quickly and decisively to strengthen our controls, processes and oversight responsibilities to prevent such errors in the future.”

The filing of PETCO’s 10-K and first quarter 2005 10-Q will bring the Company back in compliance with SEC filing requirements, and is expected to result in the cancellation of the NASDAQ review process with respect to the delisting of PETCO stock and the restoration of the stock symbol to “PETC”.

Outlook

In conjunction with its May 25, 2005 report of earnings for the first quarter of fiscal 2005, PETCO had provided financial guidance for its second fiscal quarter. That prior outlook indicated earnings of $0.33 - $0.35 per diluted share, reflecting the expectation that costs associated with the now-completed review of the Company’s Distribution Operation would approximate $0.01 per share. Those second quarter costs are now estimated to be $0.02 per share.

In its report of results for the first fiscal quarter, PETCO also discussed refinements to its marketing plans to more effectively communicate with its customers. These refinements are being implemented and, as previously discussed, will be in effect during the latter part of the second fiscal quarter.

The Company currently expects to report a comparable store net sales increase of approximately 3% - 4% for the second fiscal quarter. In view of this anticipated comparable store sales gain, as well as the additional $0.01 per share in costs associated with the Distribution-related review, the Company now expects to report earnings at the lower end of a revised range of $0.31 - $0.33 per diluted share. PETCO intends to provide an update to its outlook for fiscal 2005 when it reports its earnings for the second fiscal quarter in August.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates over 740 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $23 million in support of more than 2,700 non-profit grassroots animal welfare organizations around the nation.

Forward Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations, remediation of any internal control deficiencies, the outcome of existing litigation and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	As Reported on March 10, 2005		As Adjusted
	Quarter ended 1/29/05		Quarter ended 1/29/05
	GAAP Basis	Pro Forma Basis	GAAP Basis	Pro Forma Basis
Net sales	$492,313	$492,313	$492,313	$492,313
Cost of sales and occupancy costs	314,886	313,546	320,469	319,129

Gross profit	177,427	178,767	171,844	173,184

Selling, general and administrative expenses	121,124	121,124	121,124	121,124

Operating income	56,303	57,643	50,720	52,060

Interest expense, net	4,589	4,589	4,589	4,589
Debt retirement costs	6,754	—	6,754	—

Earnings before income taxes	44,960	53,054	39,377	47,471

Income taxes	17,353	20,541	13,070	18,591

Net earnings	$27,607	$32,513	$26,307	$28,880

Net earnings per common share, basic	$0.48	$0.56	$0.46	$0.50
Net earnings per common share, diluted	$0.47	$0.55	$0.45	$0.49

Basic weighted average number of common shares	57,631	57,631	57,631	57,631
Diluted weighted average number of common shares	58,725	58,725	58,725	58,725

This press release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(In thousands, except per share data)

	Quarter ended 1/29/05
	As reported on 3/10/2005	As Adjusted
Reconciliation of GAAP to Pro Forma Gross Profit
GAAP gross profit	$177,427	$171,844
Adjustments:
Lease accounting adjustment	1,340	1,340

Pro forma gross profit	$178,767	$173,184

Reconciliation of GAAP to Pro Forma Operating Income
GAAP operating income	$56,303	$50,720
Adjustments:
Lease accounting adjustment	1,340	1,340

Pro forma operating income	$57,643	$52,060

Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$27,607	$26,307
Adjustments:
Lease accounting adjustment	1,340	1,340
Debt retirement costs	6,754	6,754
Tax effect of adjustments	(3,188)	(3,188)
Adjustment of income tax accrual	—	(2,333)

Pro forma net earnings	$32,513	$28,880

GAAP net earnings per common share, diluted	$0.47	$0.45
Pro forma net earnings per common share, diluted	$0.55	$0.49

Diluted weighted average number of shares (GAAP and Pro forma)	58,725	58,725

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	As Reported on March 10, 2005		As Adjusted
	Year ended 1/29/05		Year ended 1/29/05
	GAAP Basis	Pro Forma Basis	GAAP Basis	Pro Forma Basis
Net sales	$1,812,145	$1,812,145	$1,812,145	$1,812,145
Cost of sales and occupancy costs	1,175,771	1,174,431	1,181,354	1,180,014

Gross profit	636,374	637,714	630,791	632,131

Selling, general and administrative expenses	472,780	472,780	472,780	472,780

Operating income	163,594	164,934	158,011	159,351

Interest expense, net	19,337	19,337	19,337	19,337
Debt retirement costs	6,754	—	6,754	—

Earnings before income taxes	137,503	145,597	131,920	140,014

Income taxes	53,830	57,018	49,547	55,068

Net earnings	$83,673	$88,579	$82,373	$84,946

Net earnings per common share, basic	$1.45	$1.54	$1.43	$1.48
Net earnings per common share, diluted	$1.43	$1.51	$1.41	$1.45

Basic weighted average number of common shares	57,542	57,542	57,542	57,542
Diluted weighted average number of common shares	58,511	58,511	58,511	58,511

This press release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(In thousands, except per share data)

	Year ended 1/29/05
	As reported on 3/10/2005	As Adjusted
Reconciliation of GAAP to Pro Forma Gross Profit
GAAP gross profit	$636,374	$630,791
Adjustments:
Lease accounting adjustment	1,340	1,340

Pro forma gross profit	$637,714	$632,131

Reconciliation of GAAP to Pro Forma Operating Income
GAAP operating income	$163,594	$158,011
Adjustments:
Lease accounting adjustment	1,340	1,340

Pro forma operating income	$164,934	$159,351

Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$83,673	$82,373
Adjustments:
Lease accounting adjustment	1,340	1,340
Debt retirement costs	6,754	6,754
Tax effect of adjustments	(3,188)	(3,188)
Adjustment of income tax accrual	—	(2,333)

Pro forma net earnings	$88,579	$84,946

GAAP net earnings per common share, diluted	$1.43	$1.41
Pro forma net earnings per common share, diluted	$1.51	$1.45

Diluted weighted average number of shares (GAAP and Pro forma)	58,511	58,511

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As Reported on March 10, 2005	As Adjusted
	January 29, 2005	January 29, 2005
ASSETS

Cash and cash equivalents	$36,815	$36,815
Receivables	17,875	17,875
Inventories	167,038	167,038
Deferred tax assets	18,012	17,680
Other current assets	9,481	10,916

Total current assets	249,221	250,324

Fixed assets, net	333,300	333,300
Goodwill	40,179	40,179
Other assets	16,650	16,650

	$639,350	$640,453

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$82,142	$82,142
Accrued expenses and other current liabilities	136,078	141,044
Current portion of long-term debt	353	353

Total current liabilities	218,573	223,539

Senior credit facility	85,000	85,000
Senior subordinated notes payable	103,982	103,982
Deferred rent and other liabilities	92,703	90,637

Total liabilities	500,258	503,158

Stockholders’ equity	139,092	137,295

	$639,350	$640,453